For more information, contact:

Larry Solomon
Phone: (210) 351-3990
solomonl@corp.sbc.com

Note: SBC's second-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. Eastern time, July 24, 2003, at www.sbc.com/investor_relations.

SBC COMMUNICATIONS REPORTS SECOND-QUARTER DILUTED EPS OF $0.42

Product Bundling, Sound Execution Drive Strong Second-Quarter Marketplace Results:

  2.3 million long distance lines added, best-ever Bell company net-add quarter
  304,000 DSL net adds, industry’s best ever and SBC’s sixth straight quarter of accelerated growth
  540,000 net adds at Cingular Wireless, nearly triple company’s first-quarter total
  37 percent sequential decline in UNE-P lines added companywide

        SAN ANTONIO, July 24, 2003 – SBC Communications Inc. (NYSE:SBC) today reported second-quarter results that include the best quarter ever reported by a Bell company for net adds in both long distance and DSL service.

        For the three months ended June 30, 2003, SBC reported earnings per diluted share of $0.42, compared with $0.53 in the year-ago quarter. Second-quarter revenues totaled $10.2 billion, compared with $10.8 billion in the year-ago period. These revenue figures do not include proportionate results from Cingular Wireless, the nationwide wireless company that is 60 percent owned by SBC. Cingular’s revenues for the quarter were $3.8 billion, up 1.0 percent from the prior-year period and up 5.5 percent from the first quarter of this year. SBC’s second-quarter operating expenses totaled $8.5 billion, compared with $8.7 billion in the year-ago period. These expense figures do not include proportionate results from Cingular. Cingular’s expenses for the quarter were $3.0 billion, up 0.1 percent from the prior-year period.

        Year-over-year comparisons were affected by competition, increased costs related to pension and postretirement benefits, and by accounting changes implemented at the beginning of this year, which are explained in detail below.

        “Superior execution, aggressive product bundling and excellent customer service highlighted our second-quarter results,” said Edward E. Whitacre Jr., chairman and CEO. “We changed the competitive landscape on April 1 by introducing highly attractive rates and innovative product bundles that have delivered outstanding results in terms of new sales, customer retention and improved stability in our core business.

        “We had a tremendous quarter in long distance and DSL – the best our industry has seen. We also saw solid, sustainable progress at Cingular,” said Whitacre. “We maintained good cost discipline – despite increased marketing spending and postretirement benefit cost pressures – while generating strong free cash flow and returning value directly to shareowners.

        “And in just the past week, we have taken decisive actions to move us closer to achieving two of our long-term strategic objectives,” said Whitacre. “We will soon be the first telecom company with an integrated satellite TV offering, and long distance freedom in all 13 states looks to be only a few months away. We are pleased with the results that our new marketing and bundling initiatives are delivering in states where we have long distance relief, and we eagerly anticipate launching long distance service in our remaining five states this year.”

SECOND-QUARTER HIGHLIGHTS

       During the quarter, SBC:

  Added 2.3 million long distance lines – the most long distance quarterly net adds ever reported by a Bell company – bringing its total to 9.8 million, up 77 percent from the end of the second quarter of 2002. In July, SBC passed the 10 million mark for long distance lines in service.
  Achieved 37 percent sequential reduction in UNE-P lines added due in part to the introduction of innovative long distance plans and new consumer and small business all-distance bundles. In states where these offers have been launched, long distance net adds increased 54 percent year over year, while retail line losses to competitors using UNE-P slowed significantly.
  Added 304,000 DSL Internet subscribers, bringing its total to 2.8 million, up 60 percent from year-ago levels. This is the most DSL quarterly net adds ever reported by a regional Bell operating company and is the sixth consecutive quarter of sequential DSL subscriber growth for SBC, which remains the nation’s leading DSL provider by a wide margin.
  Added 540,000 net subscribers at Cingular Wireless, the best quarterly net-add total in two years and nearly triple the number from the first quarter of 2003. Nearly three-fourths of these net adds were postpaid subscribers. Cingular’s subscriber ARPU (average revenue per user) was stable in the second quarter, up slightly from second-quarter 2002 levels. Cingular also reduced customer churn to 2.5 percent in the second quarter – down 20 basis points from the second quarter of 2002 and the lowest rate in two years. Subscriber growth through SBC’s wireline sales channels continued its momentum from the first quarter, accounting for 183,000 sales during the quarter.
  Recorded data revenues of $2.5 billion, up 2.7 percent from the second quarter of 2002.
  Reduced total debt, net of cash, by $2.0 billion during the quarter and by $11.9 billion, or 47 percent, from the end of the second quarter of 2002. Total debt net of cash at the end of the second quarter was $13.4 billion.
  Declared a one-time dividend of 10 cents per share, in addition to its regular quarterly dividend of 28.25 cents per share. In March, SBC increased its regular quarterly dividend 4.6 percent, marking the 19th consecutive year with a dividend increase. Starting in the second half of 2003, SBC anticipates resuming its stock repurchase program.

RECENT DEVELOPMENTS

        In the past week, SBC has taken two significant steps toward achieving its strategic objectives:

  On July 17, SBC filed an application with the Federal Communications Commission (FCC) to offer long distance service in Illinois, Ohio, Wisconsin and Indiana. The company had already filed to offer long distance service in Michigan. SBC anticipates gaining final FCC approval to offer long distance in all five states this year. These states represent approximately 17 million access lines, or one-third of SBC’s total access lines. The company expects that long distance freedom in these states will improve trends in access line losses, customer winback and retention, similar to those experienced in other states where SBC has long distance freedom. SBC also anticipates that long distance freedom in all of its states will improve its competitive position in the large business market.
  On July 21, SBC announced a strategic partnership with EchoStar Communications that allows it to become the first major phone company to provide fully integrated multichannel satellite TV service as part of its bundled services and the first company to bundle local phone service, long distance, broadband, wireless and video together. None of SBC’s major telephone or cable company competitors offers a complete bundle of integrated wireline, wireless, video and broadband services. The new co-branded SBC DISH Network entertainment service is expected to launch in early 2004.

ACCOUNTING CHANGES AND OTHER ITEMS

        As previously announced, effective Jan. 1, 2003, SBC changed its method for recognizing revenues and expenses in its directory advertising business, moving from the issue basis method to the amortization method. This accounting change results in a more even distribution of directory advertising revenues from quarter to quarter. Application of the amortization method would have increased second-quarter 2002 reported directory revenues by $22 million and reported directory expenses by $40 million, resulting in an impact of less than $0.01 per diluted share.

        Also beginning with the first quarter of 2003, as previously announced, SBC adopted FAS 143, which reduces the amount of depreciation recognizable from certain assets. Adoption of FAS 143 lowered total operating expenses, adding $0.01 to second-quarter 2003 reported earnings per diluted share compared with the prior-year period.

        Second-quarter reported results in both 2003 and 2002 reflect SBC’s decision to begin recognizing the fair value of stock options as an expense concurrent with the release of 2002 fourth-quarter earnings and to restate prior-year results to reflect this change.

        Second-quarter 2003 results include an after-tax gain of $49 million, or $0.01 per diluted share, related to the sale of shares in Yahoo! and BCE Inc., as well as an after-tax charge of $46 million, or ($0.01) per diluted share, related to expenses associated with the early retirement of debt.

        Second-quarter 2002 results included after-tax charges of $220 million, or ($0.07) per diluted share, for severance and related costs from domestic and international force-reduction programs; additional reserves of $84 million, or ($0.03) per diluted share, after tax required by WorldCom’s bankruptcy filing; and an after-tax gain of $118 million, or $0.04 per diluted share, from the repurchase by Bell Canada Holdings Inc. of a portion of SBC’s interest in Bell Canada Holdings Inc.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is one of the world’s leading data, voice and Internet services providers. Through its world-class networks, SBC companies provide a full range of voice, data, networking and e-business services, as well as directory advertising and publishing. A Fortune 30 company, SBC is America’s leading provider of high-speed DSL Internet Access services and one of the nation’s leading Internet Service Providers. SBC companies currently serve 56 million access lines nationwide. In addition, SBC companies own 60 percent of America’s second-largest wireless company, Cingular Wireless, which serves 23 million wireless customers. Internationally, SBC companies have telecommunications investments in 25 countries.

For more detailed information on SBC’s second-quarter 2003 results, visit www.sbc.com/investor_relations.

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